Exhibit 99.1
April 27, 2010 — 7pm

FOR IMMEDIATE RELEASE	CONTACTS: Michael Laffin (Media)
724.514.1968
Dan Crookshank (Investors)
724.514.1813
Mylan Reports Adjusted Diluted EPS of $0.36 for the Quarter Ended March 31, 2010
Mylan Reaffirms its 2010 Adjusted Diluted EPS Guidance of $1.50 — $1.70
PITTSBURGH — April 29, 2010—Mylan Inc. (NASDAQ: MYL) today announced its financial results for the three months ended March 31, 2010.
Financial Highlights
•	Adjusted diluted earnings per share (EPS) of $0.36 for the three months ended March 31, 2010, compared to $0.33 for the same prior year period;

•	Total revenues of $1.29 billion for the three months ended March 31, 2010, compared to $1.21 billion for the three months ended March 31, 2009;

•	On a GAAP basis, EPS of $0.20 for the three months ended March 31, 2010, compared to $0.23 for the same prior year period;
Mylan’s Chairman and CEO Robert J. Coury commented: “Our strong first quarter results set the stage for another exceptional year for Mylan and reflect the continued positive momentum that has been building as we further cultivate and leverage our powerful global platform. Because of this sustained strength and our consistent delivery on our stated objectives, we are pleased to reaffirm our 2010 EPS guidance of $1.50 to $1.70. As anticipated, we’ve delivered a solid first quarter, and I remain bullish on our ability to meet the higher trajectory that we have forecasted for the second half of 2010.”
Financial Summary
Mylan previously had three reportable segments, “Generics”, “Specialty” and “Matrix.” The Matrix Segment consisted of Matrix Laboratories Limited (Matrix), which was previously a publicly traded company in India, in which Mylan held a 71.2% ownership stake. Following the acquisition of additional interests in Matrix and its related delisting from the Indian stock exchanges, Mylan now has two reportable segments, “Generics” and “Specialty.” Mylan changed its segments to align with how the business is being managed after those changes. The former Matrix Segment is included within the Generics Segment. Information for earlier periods has been recast.
Total revenues for the quarter ended March 31, 2010 increased $82.5 million, or 7% to $1.29 billion from $1.21 billion in the same prior year period. Revenues in the current quarter were favorably impacted by the effect of foreign currency translation, reflecting a weaker U.S. dollar. Translating current year revenues at prior year exchange rates would have resulted in operational year-over-year revenue growth, excluding foreign currency, of $20.6 million, or approximately 2%.
Generics revenues, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Asia Pacific were $1.24 billion in the current quarter, compared to $1.15 billion in the same prior year period. Included in total Generics revenues are other revenues of $13.5 million for the current quarter compared to $58.0 million in the same prior year period, a decrease of $44.5 million. The prior year includes approximately $28.5 million of incremental revenue primarily resulting from the cancellation of product development agreements for which the revenue had been previously deferred.

April 27, 2010 — 7pm
Total revenues from North America were $562.7 million for the three months ended March 31, 2010, compared to $593.4 million for the same prior year period, representing a decrease of 5.2%. However, excluding the incremental revenue resulting from the cancellation of product development agreements in the prior year as discussed above, North America revenues were essentially flat.
Prior year revenues included a substantial contribution from divalproex sodium extended-release tablets (“divalproex ER”), the generic version of Abbott Laboratories’ Depakote® ER, which was launched by Mylan in February 2009. Additional generic competition on divalproex ER entered the market in August 2009. As such, sales of divalproex ER in the current quarter were significantly lower than in the quarter in which it was launched. Serving to offset this, however, were revenues contributed from new products launched in North America in the amount of $56.6 million, and increased revenues on certain products as a result of Mylan’s ability to remain a source of stable supply as certain competitors experienced regulatory and supply issues.
Total revenues from EMEA were $410.8 million in the current quarter, compared to $357.9 million in the same prior year period, an increase of 14.8%. Excluding foreign currency, calculated as described above, EMEA operational revenues increased by approximately 8% over the prior year period. Higher revenues were realized primarily in Italy, where regulatory changes have favorably impacted sales, and in France and Spain, mainly as the result of revenue contributed from new product launches.
Sales in Asia Pacific are derived from Mylan’s operations in India, Australia, Japan and New Zealand. Asia Pacific revenues were $282.3 million in the current quarter, compared to $216.3 million in the same prior year period, an increase of 30.5%. Excluding foreign currency, calculated as described above, operational revenues increased approximately 14%, mainly due to increased sales from India.
In India, the increase in third party net revenues is primarily due to higher sales of anti-retroviral (“ARV”) finished dosage form (“FDF”) generic products, which are used in the treatment of HIV/AIDS. In addition, contributing to the increase in net revenues in Asia Pacific are intercompany sales of FDF generic products for other indications. Also contributing to revenues in Asia Pacific are sales of active pharmaceutical ingredients (“API”) which are sold to Mylan subsidiaries in conjunction with Mylan’s vertical integration strategy, as well as to third parties. In total, intercompany revenues of $45.2 million and $29.8 million are included in Asia Pacific revenues for the three months ended March 31, 2010 and 2009.
Specialty, consisting of Mylan’s Dey business, which focuses on the development, manufacture and marketing of specialty pharmaceuticals in the respiratory and severe allergy markets, reported total revenues of $101.0 million for the current quarter, an increase of 20.7% from $83.7 million for the three months ended March 31, 2009. The increase was the result of higher sales of Dey’s EpiPen® Auto-Injector and Perforomist® Solution, Dey’s Formoterol Fumarate Inhalation Solution.
Included in total Specialty revenues for the three months ended March 31, 2010 and 2009, are intersegment revenues of $16.5 million and $4.3 million, associated with the transfer, in last year’s fourth quarter, of Dey’s generic products to our Mylan Pharmaceuticals subsidiary.
Consolidated gross profit for the three months ended March 31, 2010, was $516.3 million and gross margins were 40.0%, compared to gross profit of $525.7 million and gross margins of 43.5% in the same prior year period. Gross profit in both periods was negatively impacted by certain purchase accounting related items totaling $71.6 million and $68.2 million for the quarters ended March 31, 2010 and 2009, which consisted primarily of amortization related to purchased intangible assets. Excluding these amounts from both periods, gross margins were 45.5% in the current year compared to 49.1% in the prior. This decrease in gross margin is primarily the result of lower revenues from divalproex ER, which was launched during the three months ended March 31, 2009, and contributed high margins during the period of exclusivity.

April 27, 2010 — 7pm
Earnings from operations were $198.5 million for the three months ended March 31, 2010, compared to $227.3 million for the same prior year period.
Excluding the impact of purchase accounting related items in both periods, as mentioned above, as well as the incremental other revenue from the prior year, earnings from operations were consistent at $270.1 million compared to $267.0 million. Favorable gross profit in the current year was offset by higher research and development expense (R&D) and selling, general and administrative costs (SG&A).
The increase to R&D is primarily due to the effect of foreign exchange. The increase to SG&A is due to the effect of foreign exchange as well as higher payroll and related costs. In addition, prior year operating income included $2.1 million from the favorable settlement of litigation.
Interest expense for the three months ended March 31, 2010, totaled $74.0 million compared to $85.0 million for the three months ended March 31, 2009. The decrease is due to the reduction of the Company’s outstanding debt balance, through repayments made in 2009, as well as lower overall interest rates. In March 2009, Mylan pre-paid all of its 2010 scheduled debt maturities on its term loans, and in December 2009 the Company pre-paid all of its 2011 scheduled debt maturities. Included in interest expense for the three months ended March 31, 2010 and 2009 are $11.0 million and $10.2 million of accretion of the discounts on the Company’s convertible debt instruments. Other income, net, for the current quarter was $1.1 million compared to $4.2 million in the same prior year period.
EBITDA, which is defined as net income (loss) (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $302.1 million for the quarter ended March 31, 2010, and $327.9 million for the quarter ended March 31, 2009. After adjusting for certain items as further discussed below, adjusted EBITDA was $323.0 million for the current three-month period and $326.1 million for the same prior year period.
The Company’s cash position remains strong at March 31, 2010, with cash and short-term investments of over $550.0 million driven by cash provided by operating activities of $240.7 million for the three months ended March 31, 2010. Included in this amount is an income tax refund of approximately $99.0 million. Cash used in investing activities for the period was $27.8 million, which primarily consisted of capital expenditures. Cash used in financing activities was $56.8 million for the quarter, which included cash dividends of $34.8 million paid on the Company’s preferred stock.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expense and revenue items in order to supplement investors’ and other readers’ understanding and assessment of the company’s financial performance because the Company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial

April 27, 2010 — 7pm
measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three months ended March 31, 2010 and 2009 (in millions, except per share amounts):

	Three months ended			Three months ended
	March 31, 2010			March 31, 2009
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$61.1		$0.20	$106.1	$0.23
Purchase accounting related amortization (a)	71.6			68.2
Litigation settlements, net	0.7			(2.1)
Interest accretion of convertible debt discount	11.0			10.2
Integration and other special items (b)	12.1			(4.4)
Tax effect of the above items (c)	(33.1)			(28.2)
Preferred dividend	34.8	(d)		— (d)

Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$158.2		$0.36	$149.8	$0.33

(a)	This amount is included in cost of sales.

(b)	Integration and other special items include charges related to the integration of acquired businesses as well as certain restructuring, severance and employee benefit related charges.

-	For the three months ended March 31, 2010, $2.8 million of these expenses, net, are included in cost of sales, $10.2 million are included in SG&A, $0.7 million are included in R&D and the remainder represents an adjustment to amounts attributable to the noncontrolling interest.

-	For the three months ended March 31, 2009, integration and other special items include other revenue related to the acceleration of certain product development agreements totaling $28.5 million. This amount is partially offset by expenses of $24.1 million of which $7.4 million are included in cost of sales, $13.1 million are included in SG&A and $3.6 million are included in R&D.

(c)	The tax effect is calculated assuming an annual adjusted effective tax rate for the resulting adjusted earnings, and results in an effective tax rate on adjusted earnings of 29% in 2010 and 30% in 2009 including the impact of any tax synergies.

(d)	Adjusted diluted EPS for the three months ended March 31, 2010, and GAAP and adjusted diluted EPS for the three months ended March 31, 2009, were calculated under the “if-converted method” which assumes conversion of the company’s preferred stock into 125.2 million and 152.8 million shares of common stock, respectively, based on an average share price, and excludes the preferred dividend from the calculation.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three months ended March 31, 2010 and 2009 (in millions):

April 27, 2010 — 7pm

	Three months ended	Three months ended
	March 31, 2010	March 31, 2009
GAAP net earnings attributable to Mylan Inc. before preferred dividends	$95.9	$106.1
Add/(Deduct):
Net contribution attributable to the noncontrolling interest and equity method investees	(1.6)	2.2
Income taxes	31.3	37.5
Interest expense	74.0	85.0
Depreciation and amortization	102.5	97.1

EBITDA	$302.1	$327.9
Add Adjustments:
Non-cash stock-based compensation expense	7.3	8.4
Litigation settlements, net	0.7	(2.1)
Integration and other special items	12.9	(8.1)

Adjusted EBITDA	$323.0	$326.1

Conference Call
Mylan will host a conference call and live webcast today, Thursday, April 29, 2010, at 10:00 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 877.627.6581 or 719.325.4800 for international callers. A replay, available for approximately seven days, will be available at 888.203.1112 or 719.457.0820 for international callers with access pass code 7640622. To access a live webcast of the call, and the accompanying presentation, please log on to Mylan’s Web site (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.
About Mylan
Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 140 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information, please visit www.mylan.com.
Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the company’s future operations and its earnings expectations. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; general market perception of the acquisition of the former Merck Generics business; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent

April 27, 2010 — 7pm
written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the company’s Report on Form 10-K, for the year ended December 31, 2009, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the company’s control between the date of this release and the date that its Form 10-Q for the quarter ended March 31, 2010 is filed with the SEC could potentially result in adjustments to reported results. The company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

April 27, 2010 — 7pm
Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Revenues:
Net revenues	$1,278,105	$1,168,362
Other revenues	14,269	41,555

Total revenues	1,292,374	1,209,917
Cost of sales	776,076	684,184

Gross profit	516,298	525,733

Operating expenses:
Research and development	61,296	58,836
Selling, general and administrative	255,761	241,673
Litigation settlements, net	734	(2,117)

Total operating expenses	317,791	298,392

Earnings from operations	198,507	227,341
Interest expense	74,047	85,002
Other income, net	1,069	4,189

Earnings before income taxes and noncontrolling interest	125,529	146,528
Income tax provision	31,259	37,454

Net earnings	94,270	109,074
Net loss (earnings) attributable to the noncontrolling interest	1,587	(3,016)

Net earnings attributable to Mylan Inc. before preferred dividends	95,857	106,058
Preferred dividends	34,759	34,759

Net earnings attributable to Mylan Inc. common shareholders	$61,098	$71,299

Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.20	$0.23

Diluted	$0.20	$0.23

Weighted average common shares outstanding:
Basic	306,996	304,578

Diluted	311,948	458,049

April 27, 2010 — 7pm
Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	March 31, 2010	December 31, 2009
Assets:
Current assets:
Cash and cash equivalents	$522,443	$380,516
Restricted cash	47,847	47,965
Marketable securities	28,987	27,559
Accounts receivable, net	1,197,485	1,234,634
Inventories	1,158,412	1,114,219
Other current assets	399,436	480,493

Total current assets	3,354,610	3,285,386
Intangible assets, net	2,286,615	2,384,848
Goodwill	3,288,993	3,331,247
Other non-current assets	1,892,290	1,800,253

Total assets	$10,822,508	$10,801,734

Liabilities:
Current liabilities	$1,639,900	$1,718,147
Long-term debt	5,058,200	4,984,987
Other non-current liabilities	945,930	953,402

Total liabilities	7,644,030	7,656,536
Noncontrolling interest	11,732	14,052
Mylan Inc. shareholders’ equity	3,166,746	3,131,146

Total liabilities and equity	$10,822,508	$10,801,734